Exhibit 23.2

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street • Suite 3500

Tulsa, Oklahoma 74103-4350

(918) 587-5521 • Fax: (918) 587-2881

www.lkaengineers.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 and any amendments thereto of information from its reserve report dated January 6, 2015 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of

December 31, 2014, included in or made a part of the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

/s/ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma July 16, 2015